EXHIBIT 99.1

Smart Online Introduces Business Management Software OneBiz 1.1

Web-Based Software Enables Businesses to Conduct Critical Office Functions From Any Location, and At Any Time

RESEARCH TRIANGLE PARK, NC (July 14, 2009) – Smart Online, Inc. (SOLN.OB, www.smartonline.com), a leading provider of Software-as-a-Service (SaaS) applications for the small business market, today announced the release of OneBiz 1.1, a suite of web-based business management tools designed for small business owners to operate and grow their businesses.

Included in the release of One Biz 1.1 are simple and secure accounting tools for the management of bookkeeping, banking, invoicing and other accounting functions; calendar and contact management applications for scheduling and tracking appointments and meetings; sales and customer response management tools that simplify the overall CRM process; and centralized human resources functions including management of employee records, policy management, tax documentation and other employee information.  Additionally, the suite was developed to support future 2.0 initiatives such as blogging and B2B social networking.

“With the release of OneBiz 1.1, small companies now have access to the same business management tools as big companies.  However, Smart Online’s customers do not incur the additional expense of an IT department since the integration of the program’s various software components and all updates are handled entirely by Smart Online in a secure operating environment,” said CJ Meese, Smart Online’s CEO and President. “We believe our OneBiz option will allow companies to accelerate the process required to optimize the management of their business at a low cost – A proven formula for success.”

About Smart Online
Smart Online, Inc. (OTCBB: SOLN) is a Research Triangle Park, NC-based software developer of OneBiz, a suite of best of breed applications for SOHO and small businesses to streamline business processes, reduce operating costs, and improve internal controls.  Delivered securely via the Web, the Software-as-a-Service (SaaS) applications let small businesses more efficiently start, manage and grow their businesses. To learn more, please visit www.smartonline.com and www.onebiz.com.

Forward-Looking Statements
Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, the potential impact of current litigation or any future litigation, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses.  For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web sites  of both the Company and the Securities and Exchange Commission.  All forward-looking statements in this press release are based on information available to Smart Online on the date hereof.  Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

Smart Online, the Smart Online logo and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

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Media Contact:
Ronn Torossian
5W Public Relations for Smart Online
212-999-5585
ronn@5wpr.com